EXHIBIT 10.13

M line holdings, inc.

Employee Agreement

This Executive Employment Agreement ("Agreement") is made and effective this July 1, 2011 by and between M Line Holdings, Inc., a California Corporation ("The Company") and Jitu Banker ("Executive").

NOW, THEREFORE, the parties hereto agree as follows:

1. Employment.

“The Company” hereby agrees to initially employ Jitu Banker “Executive” as its Chief Financial Officer and a member of the board of directors of M Line Holdings, Inc., (formerly Gateway International Holdings Inc.) and Executive hereby accepts such employment in accordance with the terms of this Agreement and the terms of employment applicable to regular employees of the Company. In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable to regular employees, the terms of this Agreement shall control. Election or appointment of Executive to another office or position, regardless of whether such office or position is inferior to Executive's initial office or position, shall not be a breach of this Agreement.

2. Duties of Executive.

The duties of Executive shall include the performance of all of the duties typical of the office held by Executive as described in the bylaws of the Company and such other duties and projects as may be assigned by a superior officer of the Company, if any, and/or the board of directors of the Company. Executive shall devote his entire productive time, ability and attention to the business of the Company and shall perform all duties in a professional, ethical and businesslike manner. Executive may during the term of this Agreement, directly or indirectly engage in any other business, either as an employee, employer, consultant, principal, officer, director, advisor, or in any other capacity, either with or without compensation.

3. Compensation.

Executive will be paid compensation during this Agreement as follows:

A. A base salary of $180,000 (One Hundred and eighty thousand dollars) per year, payable in installments according to the Company's regular payroll schedule. The base salary may be adjusted at the end of each year of employment at the discretion of the Board of Directors.

B. An incentive salary

Executive shall be entitled to an incentive salary, the details of which will be agreed to shortly.

4. Benefits.

A. Holidays. Executive will be entitled to at least 3 weeks paid holidays each calendar year and no Personal days. The Company will notify Executive on or about the beginning of each calendar year with respect to the holiday schedule for the coming year. Personal days, if any, will be scheduled in advance subject to requirements of Company. Such days must be taken during the calendar year and cannot be carried forward into the next year.  Additional Personal days or emergency leave over and above paid Personal days provided by the Company, if any, shall be unpaid and shall be granted at the discretion of the Board of Directors. The parties intend Personal days to include vacation time. As such, the parties agree that no separate vacation time shall be allowed.

B. Medical and Group Life Insurance. The Company agrees to include Executive only in the group medical and hospital plan of the Company, and provide group life insurance for Executive only at no charge, in the coverage amount of $15,000.00,(Fifteen Thousand Only) during this Agreement. Family members may be included in group medical and hospital plan at normal family rates. Executive shall be responsible for payment of any federal or state income tax imposed upon these benefits.

C. Pension and Profit Sharing Plans. Executive shall be entitled to participate in any pension or profit sharing plan or other type of plan if adopted by the Company for the benefit of its officers and/or regular employees.

D. Expense Reimbursement. Executive shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Executive in the performance of Executive's duties. The Company will pay Executive an auto allowance of $900.00 per month to cover all costs related to his automobile, such as insurance, gas and repair bills. Executive will maintain records and written receipt as required by the Company policy and reasonably requested by the Board of Directors to substantiate such expenses. Reimbursement for reasonable expenses incurred in the performance of the Executives’ duties are subject to the approval of the Company.

E. Stock Options. Executive is entitled to participate in the company’s stock option plan as soon as it is implemented by the company.

5. Trade Secrets and Proprietary Rights.

A. Executive shall not at any time or in any manner, even if this agreement has been terminated, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation, or other entity in any manner whatsoever any information concerning any matters affecting or relating to the business of the Company, including without limitation, any of its customers, the prices it obtains or has obtained from the sale of, or at which it sells or has sold, its products, or any other information concerning the business of the Company, its manner of operation, its plans, processes, or other data, including confidential information, irrespective of whether any or all of the above-stated matters will be deemed confidential, material, or important by others. The Company and Executive specifically and expressly stipulate that as between them, such matters are important, material, and confidential and gravely affect the effective and successful conduct of the business of the Company, and the Company's good will, and that any breach of the terms of this section shall be a material breach of this agreement.

B. During the course of his employment with the Company, Executive may be producing software code(s) and other items related to computers and/or their peripherals. All inventions, designs, developments, formulas, patterns, devices, compilations of information, records and specifications, computer programs, hardware, software code and/or marketing programs (and any portions thereof) produced and/or conceived by the Executive while employed with the Company and/or that were conceived from the use of equipment, facilities, or other resources of the Company or which the Company possessed at the time of the execution of this agreement (all of the foregoing shall be collectively referred to as "Intellectual Property"), shall remain the sole and exclusive property of the Company. Intellectual Property shall also include any inventions, designs, developments, formulas, patterns, devices, compilations of information, records and specifications, computer programs, hardware, software code and/or marketing programs produced by Executive after the termination of the Executive-Company relationship to the extent such items relate in any fashion to an idea, concept or program which was originally conceived or produced while Executive was employed with the Company. The Executive shall promptly disclose and fully inform to the Company the details of all such Intellectual Property as soon as the same becomes known to Executive. For purposes of this agreement the terms "conceived" and "produced" shall be given the broadest possible interpretation and shall include any thought process during which an idea is created regardless of whether the idea as originally conceived or produced requires alteration to become practical or useful.

C. Executive agrees that he has no past, present or future claim or right to ownership of any of the Intellectual Property, any current or future proceeds from the sale of any Intellectual Property or profits derived from the Intellectual Property by the Company or Executive, and/or any Intellectual Property currently belonging to the Company or Intellectual Property which is conceived of or produced by the Executive and which becomes property of the Company pursuant to the terms hereof. To the extent that the Executive may in the future attempt to claim any ownership interest in or legal right to the Intellectual Property or any portion thereof, any current or future proceeds from the sale of the Intellectual Property or the use thereof, and/or any Intellectual Property currently belonging to the Company or Intellectual Property which becomes property of the Company hereunder, Executive hereby expressly waives such claims regardless of whether such claims are now known or of an unknown origin and nature.

6. Term and Termination.

A. The Initial Term of this Agreement shall commence on July 1, 2011, and it shall continue in effect for a period of three years (36 calendar months). Thereafter, the Agreement may be renewed upon the mutual agreement of Executive and the Company. The Company and Executive also agree that either party may terminate this Agreement upon thirty (30) days written notice to the other party.

B. In the event that Executive is in breach of any material obligation owed the Company in this Agreement, neglects the duties to be performed under this Agreement, engages in any conduct which is dishonest, damages the reputation or standing of the Company, or is convicted of any criminal act or engages in any act of moral turpitude, then the Company may terminate this Agreement immediately.

In event of termination of the agreement pursuant to this subsection, Executive shall be paid only at the then applicable base salary rate up to and including the date of termination. Executive shall not be paid any incentive salary payments, stock options or other compensation, prorated or otherwise.

C. In the event the Company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets, this Agreement shall be automatically terminated and the Company shall have no further obligations under this Agreement.

D. All of the terms of article 5 of this agreement shall remain in full force and effect for the period of one (1) year after the termination of this Agreement or Executive's employment for any reason, and during such time period.

7. Notices

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

To Company:

M Line Holdings, Inc.

2672 Dow Avenue

Tustin, CA 92680

To Executive:

Jitu Banker

36 Rimani Drive

Tustin, CA 92692

8. Final Agreement.

This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

9. Governing Law.

This Agreement shall be construed and enforced in accordance with the laws of the state of California; venue for any legal action shall be the Courts of Orange County.

10. Headings.

Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

11. No Assignment

Neither this Agreement nor any or interest in this Agreement may be assigned by Executive without the prior express written approval of the Company, which may be withheld by the Company at the Company's sole and absolute discretion. Any such attempted assignment shall be null and void.

12. Severability.

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

13. Agreement Equally Drafted

The parties acknowledge that this Agreement was jointly drafted, and that each party hereto has had an opportunity to consult with the legal counsel of his/it’s choice.

Executed In California, County of Orange, City of Tustin.

Jitu Banker

/s/ Jitu Banker	July 1, 2011
By : Jitu Banker	.Dated

M Line Holdings, Inc

/s/ George Colin	July 1, 2011
By : GEORGE COLIN	Dated

/s/ Anthony L. Anish	July 1, 2011
By: ANTHONY L ANISH	Dated